Exhibit 99.2

Premier Inc. to Present at 36th Annual J.P. Morgan Healthcare Conference

CHARLOTTE, NC, Jan. 3, 2018 – Premier Inc. (NASDAQ: PINC), a leading healthcare improvement company, announced today that its President and CEO, Susan DeVore, and Chief Financial Officer, Craig McKasson, will present at the 36th Annual J.P. Morgan Healthcare Conference in San Francisco on Tuesday, Jan. 9, 2018 at 7:30 a.m. PT.

The presentation and subsequent Q&A will be audio webcast live and can be accessed through a link provided on the investor relations page of Premier’s website at investors.premierinc.com, where presentation slides will also be available. The audio webcast will be archived on the company’s website for approximately 90 days.

DeVore and McKasson will be accompanied by Premier’s Chief Operating Officer, Michael J. Alkire.

About Premier Inc.

Premier Inc. (NASDAQ: PINC) is a leading healthcare improvement company, uniting an alliance of approximately 3,900 U.S. hospitals and health systems and approximately 150,000 other providers and organizations to transform healthcare. With integrated data and analytics, collaboratives, supply chain solutions, and advisory and other services, Premier enables better care and outcomes at a lower cost. Premier plays a critical role in the rapidly evolving healthcare industry, collaborating with members to co-develop long-term innovations that reinvent and improve the way care is delivered to patients nationwide. Headquartered in Charlotte, N.C., Premier is passionate about transforming American healthcare. Please visit Premier’s news and investor sites on www.premierinc.com; as well as Twitter, Facebook, LinkedIn, YouTube, Instagram, Foursquare and Premier’s blog for more information about the company.

Investor relations contact:	Media contact:
Jim Storey	Morgan Guthrie
Vice President, Investor Relations	Director, Public Relations
704.816.5958	704.816.4152
jim_storey@premierinc.com	morgan_guthrie@premierinc.com